Exhibit 99.1

            California Pizza Kitchen Reports Third Quarter
        Eighteen Month Comparable Store Sales Increase Of 8.7%

   Excluding Expected One-time Charges, Management Raises Guidance to $0.25 - $0.26 Per Fully Diluted Share

    LOS ANGELES--(BUSINESS WIRE)--Sept. 27, 2004--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that revenues were approximately $106.1 million for the third quarter ended September 26, 2004 versus $93.1 million in the third quarter of 2003. Eighteen month comparable restaurant sales increased approximately 8.7% compared to 2.8% in the third quarter a year ago. Twelve month comparable sales increased 7.5% and 2.0% for the third quarter of 2004 and 2003, respectively.
    On its July 22, 2004 conference call, the Company forecasted an eighteen month third quarter same store sales increase of approximately 4.5% to 5.5% with a corresponding earnings per fully diluted share in the range of $0.22- $0.24. In line with previously announced comments, however, several one-time charges will be incurred during the quarter relating to three store closures, costs associated with anticipated legal resolutions and accelerated depreciation for store remodel candidates. The exact scope of these one-time charges will be determined in the coming weeks and will be discussed at length on California Pizza Kitchen Inc.'s upcoming third quarter conference call. Excluding these charges, however, management is now comfortable increasing its earnings guidance from continuing operations to $0.25 - $0.26 per fully diluted share.
    The Company intends to release its third quarter earnings on October 21, 2004 at approximately 4:00 p.m. EDT with a conference call to follow at approximately 5:00 p.m. EDT. Management will specifically address full year and fourth quarter guidance at that time. A webcast of the conference call can be accessed at www.cpk.com.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $11.84. The chain operates, licenses or franchises 169 restaurants as of September 27, 2004, of which 140 are company-owned and 29 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media)
             Sue Collyns (investors)
             310-342-5000